Exhibit 10.11

Lior Samuelson	November 19, 2013

1304 Stamford Way

Reston, VA 20194

Dear Lior,

On behalf of Commtouch Inc. (the “Company”) and Commtouch Software Ltd, the Israeli based parent to the Company (“CTLTD”, together with the Company, “Commtouch”), I am pleased to offer you the position of Chief Executive Officer. While your base of operations shall be in the United States and your formal employment will be with the Company, you shall act as the Chief Executive Officer of both CTLTD and the Company. You shall report to the Board of Directors of CTLTD (“Board”). Additionally, you will remain the Chairman of the Board of the Company and the Board shall nominate you for reelection as Chairman of CTLTD at the next regularly scheduled annual shareholders’ meeting as well as nominate you to hold the positions of both Chief Executive Officer and Chairman of the Board.

Commencement Date:

Provided you accept the offer contained herein and provided the undersigned Commtouch representative has signed a copy of this offer letter indicating Commtouch’s agreement to the terms herein, your term as Chief Executive Officer of Commtouch will commence as soon as the requisite number of votes of shareholders approve, which shall be no later than the date of the next regularly scheduled annual shareholders’ meeting currently scheduled for December 23, 2013 (“Start Date”). You will be a full-time employee.

Base Compensation and Employment Status:

Your compensation package will include a base salary of $21,000 per month or $252,000 on a yearly basis, based on a full-time schedule. Any subsequent year base salaries shall be set in advance of the anniversary of the Start Date.

Salary will be paid in accordance with the Company’s standard payroll practices, currently on a semi-monthly basis. Notwithstanding anything that may be interpreted to the contrary herein, your employment shall remain at all times “at will”, and you are classified as an exempt employee.

Chief Executive Officer Bonus for 2014

As Chief Executive Officer, you will be entitled to earn an annual MBO bonus of $90,000; 85% based on performance and 15% discretionary.

i. Performance Bonus: If during the 2014 calendar year, the Commtouch organization meets certain pre-defined (by the Compensation Committee) financial performance metrics, as evidenced by the consolidated financial statements of the CTLTD, pre-defined employee KPIs and the Compensation Committee’s evaluation; all in accordance with and subject to the Executive Compensation Policy applicable to corporate officers (a copy of which is attached to this offer letter as Exhibit “A”), you shall earn an annual bonus 85% of $90,000 for your service in 2014 calendar year as a senior corporate officer.

www.commtouch.com

7925 Jones Branch Drive, Suite 5200, McLean, VA 22102 ● tel: 703-760-3320 ● fax: 703-760-3321

ii. Discretionary Bonus: Should the Compensation Committee determine that sufficient progress has been made in the advance of general organization goals during the 2014 calendar year, the Compensation Committee will authorize payment to you of an additional bonus of up to 15% of $90,000 for your service in 2014 calendar year as a senior corporate officer.

In addition to the terms stated above, the earning of the aforementioned bonuses is conditioned on your remaining in the role of Chief Executive Officer through the date the bonuses are to be paid – subject to the provisions below under the “Termination” section. Any bonuses earned by you for a given year in accordance with the above shall be paid on April 1 of the following year.

For your first partial year of employment as Chief Executive Officer or if subsequently the Company terminates your employment for any reason other than Good Cause (as that term is defined below), you shall be entitled to a pro rata amount of your annual MBO bonus earned upon the date of termination of your employment as Chief Executive Officer. Should you voluntarily terminate your employment as Chief Executive Officer prior to the end of one year, you shall not be entitled to any MBO compensation for the year in which your termination occurred.

A MBO bonus earned by you for a given year in accordance with the above shall be paid following the end of a year in accordance with the Executive Compensation Policy.

Option Grant:

We will recommend to the Board of Directors or a committee thereof that you receive a grant of 360,000 options for purchase of Ordinary Shares in the Company’s parent company, Commtouch Software Ltd., under terms of the Company’s U.S. stock option plan and subject to the applicable option agreement. Your grant, if approved, will vest over a four year period, with the first 25% vesting twelve months following the grant date and thereafter in equal monthly increments for thirty six months, assuming your continued employment. The Grant Date will be the date that the Board of Directors or committee thereof approves the grant and have an exercise price equal to the fair market value of an Ordinary Share on the grant date.

Additionally, we will recommend that your option grant agreement include an acceleration of vesting provision in the event of a the sale of all or substantially all the assets of the Company; any merger, consolidation or acquisition of the Company with, by or into another corporation, entity or person; or any change in the ownership of more than fifty percent (50%) of the voting capital stock of the Company in one or more related transactions (“Change in Control”).

www.commtouch.com

7925 Jones Branch Drive, Suite 5200, McLean, VA 22102 ● tel: 703-760-3320 ● fax: 703-760-3321

Employee Benefits/Vacation Accrual:

Provided that you timely complete all necessary applications/relevant documents, once you become a full-time employee you will be eligible to participate in our standard employee benefit plans, as they are currently defined and as modified from time to time by the Company.

You will accrue vacation at a rate of four (4) weeks per year, in accordance with Company policy, as set forth in the Employee Manual, subject to the Company’s policies as to carrying over and cashing out vacation.

Place of Employment

Unless otherwise agreed in writing, you are required to work out of the Company’s office in McLean, VA Monday through Friday of each week, subject to the Company’s holiday schedule as published from time to time. Travel to other locations may be necessary to fulfill your responsibilities, and you will be visiting CTLTD and the Company’s offices in California, Germany and Iceland.

In addition to the Company’s travel policy, the company will pay for all housing expenses, e.g., corporate housing, rent for local housing, related to time spent visiting CTLTD up to a maximum for $25,000 per year.

Termination

You shall serve as an “at will” employee and, therefore, your employment (including these terms) may be terminated at any time by either the Company or you. Notwithstanding, both you and the Company agree to give each other 30 days’ advance written notice of termination. However, the Company may terminate your employment for Good Cause without such advance notice. “Good Cause” shall mean (i) an action by you involving a willful and wholly wrongful act; (ii) your being convicted of, or pleading guilty to, a felony; (iii) an intentional, material and substantial violation by you of a Company rule, regulation, policy or procedure; or (iv) a substantial and material neglect of your duties.

i.	Should the Company terminate your employment other than for Good Cause or disability, you shall be entitled to a severance as follows:

a.	A one-time payment equal to 6 multiplied by your current monthly base salary at the time notice of termination was given, plus an amount equal to one half of the annual allotment of vacation days.

b.	Payment of your costs of securing continued medical, dental and vision coverage through COBRA (or the relevant state equivalent, if applicable) for a period of up to six months following termination (subject only to your electing and remaining eligible for such coverage), unless providing such reimbursement would be treated as discriminatory under applicable tax or other law. The Company will be billed directly for COBRA amounts.

www.commtouch.com

7925 Jones Branch Drive, Suite 5200, McLean, VA 22102 ● tel: 703-760-3320 ● fax: 703-760-3321

c.	The options that would have vested in the six months following termination will be accelerated and deemed vested.

d.	The bonuses provided for in this letter and later agreed upon, may be earned, pursuant to the conditions stated above, and, if so earned, will be paid pro rata for that part of the year that you worked

e.	The option exercise period for all stock options that are vested at the date of termination shall be extended to end on 180th calendar day following the date of termination (but in no event later than the expiration date of the term of such options as set forth in the option agreement(s)).

ii.	Payment of your severance under paragraphs a. and b. above shall be made within forty-five days following termination of your employment as Chief Executive Officer, provided you sign a release with the terms set out in section iii. below that is effective by the earlier of the 60th day after employment ends or such date as the Company specifies in the release. Payments would then be made after the release becomes effective. Payment of your severance under paragraph d. shall be paid at the time indicated under the bonus section above. The Company shall be entitled to withhold from the gross amount of the severance payment any amount on behalf of taxes, etc., as required by law, and the net amount paid to you shall be considered full and final payment of severance hereunder by the Company. You also agree that the provisions of Exhibit C apply to your compensation in accordance with its terms.

iii.	Subject to the applicability of this Termination section and the Company accordingly fully performing its obligations thereunder and as required by law, you agree to waive the right to make any and all claims, actions or demands of any kind against CTLTD or the Company, or any affiliates, subsidiaries, assignees, successors, employees, officers or directors thereof relating to the termination of your employment and your terms of employment, including any alleged right to additional compensation (collective, “Claims”). In this regard, you also waive, release and promise never to assert any such Claims, known or unknown, suspected or unsuspected against CTLTD or the Company and/or their affiliates, subsidiaries, assignees, successors, employees, directors or agents, whether or not you are aware of the nature or extent of the Claims at the time that the General Release becomes effective. You therefore waive your rights under Section 1542 of the California Civil Code or the similar law of any other State. Section 1542 states:

“A General Release does not extend to Claims which the Creditor does not know or suspect to exist in his favor at the time of executing the General Release, which, if known to him must have materially affected his settlement with the Debtor.”

iv.	Prior to your departure (whether voluntarily or involuntarily), you shall be obligated to make all reasonable efforts to transfer your responsibility to your successor or supervisor, by assisting and coordinating with such person and helping familiarize him/her with the Company/CTLTD and your responsibilities.

www.commtouch.com

7925 Jones Branch Drive, Suite 5200, McLean, VA 22102 ● tel: 703-760-3320 ● fax: 703-760-3321

Additional Terms

Any usage of a home office must receive the advance permission of the Compensation Committee. You agree that any such usage is not at the request of the Company, and you voluntarily waive any and all claims against the Company arising out of or relating to the use of your home, or a portion thereof, as an office on behalf of Commtouch, including claims relating to the sufficiency of the space utilized in performing your duties for Commtouch. Furthermore, you agree to fully indemnify and hold harmless Commtouch against any claims of any kind pertaining to your home, including those relating to your possession, upkeep, usage, ownership or rental of your home. The Company will provide for a personal computer that can be used at your home office or in the Company offices, and will reimburse you for telephonic communications charges directly relating to Company business performed at your home office.

Any expenses incurred by you shall be reimbursed by the Company upon receipt of an appropriate expense report. Appropriate expense reports shall be submitted by you in a timely manner, in accordance with Company policy, namely within two weeks of the incurrence of the expense. The failure to timely submit expense reports may be deemed by the Company, in its sole discretion, as sufficient cause to reject a request for reimbursement. Expense reimbursements are further subject to the terms of Exhibit C hereto.

Should you agree to employment as described herein, the terms described in this letter, as well as the policies and conditions set forth in the Company’s Employee Manual and periodic Company written updates, shall constitute the terms of your employment. This letter constitutes the entire and final expression of the agreement of the parties with respect to the subject matter hereof and supersedes all prior agreements, oral and written, between the parties hereto with respect to the subject matter hereof. This letter may only be amended, canceled or discharged or any obligations thereunder waived through a writing signed by you and the Chair of the Compensation Committee or any executive officer of the Company (other than you) duly authorized either by the Board or the Compensation Committee. You are encouraged to review the Company’s Employee Manual, a copy of which will be provided to you at the offices of the Company.

In signing this letter, you agree that the procedural and substantive laws of Virginia, without regard to laws pertaining to conflicts of law, shall govern your employment. Furthermore, any dispute arising hereunder, including both statutory and non-statutory claims, initially shall be referred to mediation in accordance with the Mediation Agreement attached hereto as Exhibit “B”. Thereafter, if the parties are unable to resolve a dispute via mediation, the parties may bring any action before the courts or other governmental bodies having proper jurisdiction in the matter. TO THE EXTENT NOT PROHIBITED BY APPLICABLE LAW THAT CANNOT BE WAIVED, THE COMPANY AND YOU HEREBY WAIVE, AND COVENANT THAT THEY WILL NOT ASSERT (WHETHER AS PLAINTIFF, DEFENDANT OR OTHERWISE), ANY RIGHT TO TRIAL BY JURY IN ANY ACTION, SUIT OR OTHER PROCEEDING ARISING IN WHOLE OR IN PART UNDER OR IN CONNECTION WITH THIS LETTER, WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE, THE PARTIES AGREE THAT ANY PARTY MAY FILE A COPY OF THIS PARAGRAPH WITH ANY COURT AS WRITTEN EVIDENCE OF THE KNOWING, VOLUNTARY AND BARGAINED-FOR AGREEMENT AMONG THE PARTIES IRREVOCABLY TO WAIVE THEIR RIGHTS TO TRIAL BY JURY IN ANY PROCEEDING WHATSOEVER BETWEEN THEM RELATING TO THIS AGREEMENT OR TO ANY OF THE MATTERS CONTEMPLATED UNDER THIS LETTER, RELATING TO YOUR EMPLOYMENT.

www.commtouch.com

7925 Jones Branch Drive, Suite 5200, McLean, VA 22102 ● tel: 703-760-3320 ● fax: 703-760-3321

All notices required or permitted under this letter must be in writing and will be deemed effective upon personal delivery or three business days following deposit in a United States Post Office, by certified mail, postage prepaid, or one business day after it is sent for next-business day delivery via a reputable nationwide overnight courier service in the case of notice to the Company at its then principal headquarters, and in the case of notice to you to the current address on file with the Company. Notice to the Company must include a separate notice to the General Counsel of the Company. Either party may change the address to which notices are to be delivered by giving notice of such change to the other party in the manner set forth in this paragraph.

Please confirm your acceptance by signing and returning a copy of this letter along with the attached Acceptance and Acknowledgment Form and Exhibit “B”. This offer is contingent upon its acceptance by November 19, 2013. You will be required to sign an appropriate NDA and inventions assignment concurrent with the commencement of your employment.

Lior, we are excited about the possibility of having you become an employee and begin your service in the Chief Executive Officer role and look forward to a productive future together. If you have any questions, please do not hesitate to call.

Sincerely,

/s/ Yair Bar-Touv
Name
Compensation Committee, Chair

www.commtouch.com

7925 Jones Branch Drive, Suite 5200, McLean, VA 22102 ● tel: 703-760-3320 ● fax: 703-760-3321

ACCEPTANCE AND ACKNOWLEDGEMENT

I have read, understand and accept the foregoing terms of employment.

I understand that this letter does not constitute a contract of employment for any specific period of time but will create an “employment at will” relationship where the relationship can be terminated by me or by the Company at any time for any reason, with or without cause. This statement supersedes any contrary representations, which may have been made to me.

I understand that this offer of employment is contingent upon my providing verification of my eligibility to work in the United States per the Public Law, the Immigration Reform and Control Act of 1986. I will also be expected to complete and execute an Employee Invention Assignment and Confidentiality Agreement, an employment application, and an agreement to comply with the Company’s policies and guidelines as a condition of employment.

I understand that you do not wish me to utilize any confidential or proprietary material of any former employer in performing my duties for the Company, or to violate any obligation to my former employers, and I have not and will not do so.

Acknowledged, Accepted and Agreed on November 19, 2013.

Lior Samuelson
Name

/s/ Lior Samuelson
Signature

www.commtouch.com

7925 Jones Branch Drive, Suite 5200, McLean, VA 22102 ● tel: 703-760-3320 ● fax: 703-760-3321

EXHIBIT “A”

EXECUTIVE COMPENSATION POLICY

www.commtouch.com

7925 Jones Branch Drive, Suite 5200, McLean, VA 22102 ● tel: 703-760-3320 ● fax: 703-760-3321

EXHIBIT “B”

EFFECT OF SECTION 409A OF THE CODE

Six Month Delay. If and to the extent any portion of any payment, compensation or other benefit provided to you in connection with your employment termination is determined to constitute “nonqualified deferred compensation” within the meaning of Section 409A and you are a specified employee as defined in Section 409A(a)(2)(B)(i) of the Internal Revenue Code of 1986 (“Section 409A”), as determined by the Company in accordance with its procedures, by which determination you hereby agree that you are bound, such portion of the payment, compensation or other benefit shall not be paid before the earlier of (i) the expiration of the six month period measured from the date of your “separation from service” (as determined under Section 409A) or (ii) the tenth day following the date of your death following such separation from service (the “New Payment Date” ). The aggregate of any payments that otherwise would have been paid to you during the period between the date of separation from service and the New Payment Date shall be paid to you in a lump sum in the first payroll period beginning after such New Payment Date, and any remaining payments will be paid on their original schedule.

General 409A Principles. For purposes of the letter to which this Exhibit is attached (the “letter”), a termination of employment or Separation from Service will mean a “separation from service” as defined in Section 409A and the regulations and other guidance issued thereunder. For purposes of the letter, each amount to be paid or benefit to be provided will be construed as a separate identified payment for purposes of Section 409A, and any payments that are due within the “short term deferral period” as defined in Section 409A or paid in a manner consistent with Treas. Reg. § 1.409A-1(b)(9)(iii) will not be treated as deferred compensation unless applicable law requires otherwise. Neither the Company nor you will have the right to accelerate or defer the delivery of any such payments or benefits except to the extent specifically permitted or required by Section 409A. The letter is intended to comply with the provisions of Section 409A and letter shall, to the extent practicable, be construed in accordance therewith. Terms defined in the letter or this Exhibit will have the meanings given such terms under Section 409A if and to the extent required to comply with Section 409A. In any event, the Company makes no representations or warranty and will have no liability to you or any other person if any provisions of or payments under the letter or this Exhibit are determined to constitute deferred compensation subject to Code Section 409A but not to satisfy the conditions of that section.

Expense Timing. Payments with respect to reimbursements of business expenses will be made in the ordinary course in accordance with the Company’s procedures (generally within ___ days after you have submitted appropriate documentation, which you must do within two weeks after incurring the expenses) and, in any case, on or before the last day of the calendar year following the calendar year in which the relevant expense is incurred. The amount of expenses eligible for reimbursement, or in-kind benefits provided, during a calendar year may not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other calendar year, and the right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit.

www.commtouch.com

7925 Jones Branch Drive, Suite 5200, McLean, VA 22102 ● tel: 703-760-3320 ● fax: 703-760-3321